Exhibit (a)(5)(J)

PHOCUSWRIGHT CONFERENCE

Executive Interview: HomeAway

INTERVIEW OF BRIAN SHARPLES, CO-FOUNDER

AND CEO, HOMEAWAY.COM, INC.

BY: DOUGLAS QUINBY, VICE PRESIDENT,

RESEARCH, PHOCUSWRIGHT, INC.

Hollywood, Florida

November 18, 2015

3:10 p.m.

Reported By: Doreen Fox Krenchicki

Job No. 15347

Interview of BRIAN SHARPLES held at Diplomat Resort & Spa, Theater of the Great Hall, 3555 South Ocean Drive, Hollywood, Florida 33019. Conducted by Douglas Quinby and stenographically transcribed by Doreen Fox Krenchicki, CCR, CM, RPR, CRR

MR. QUINBY: Actually, I was thinking after the last (unintelligible) call it was kind of boring, not much to talk about, so I was really kind of struggling. What are we going to do for the next 20 minutes or so.

MR. SHARPLES: Fire away.

MR. QUINBY: All right. So I think actually it was two years ago at this conference, or maybe around this time, that you had announced a partnership with Expedia.

MR. SHARPLES: Yes.

MR. QUINBY: But — so, honestly, from an outsider looking in, it’s kind of hard to see how that partnership was progressing. I think both you and Dara at different times kind of downplayed it on — you know, in your public statements and earnings calls and so forth.

So what changed over the two years? Why now? Why not six months ago? Why not next year?

MR. SHARPLES: Yeah, I mean, one of the things that was very impressive to us when we first got into a partnership with Expedia was just watching; their culture is test and learn, and so what you see with Expedia over the two years I think is, number one, a ton of patience and a lot of very rigorous testing, trying to understand things like cannibalization between vacation rentals and hotels, where the best place is to put them. And Expedia hasn’t done yet a full implementation of HomeAway properties on the site.

Well, obviously, now that they’re acquiring the company, they saw some things that they liked in that.

But the fact is that when you’re splitting economics, it’s tougher for them to expose our inventory across their portfolio, but when you own a hundred percent of the economics, you know, that changes pretty dramatically. And one of the nice things about this acquisition is there’s still things that are possibly left unknown. But they’ve spent years playing with our product and I think they know exactly what they’re getting into.

In terms of the question about why now, I mean, we operate still in a very competitive environment, getting more competitive all the time. We have, you know, pure play competitors like Airbnb, we’ve got Booking.com in the states, you know, Steve has been in the states for a number of years. And it’s a business that’s going through quite a bit of change, you know.

When we were first here at Phocuswright, I remember telling you that it felt almost a little bit odd to be here because we didn’t feel like a travel company so much at the time, we were a marketplace and we felt we were more like eBay. It was a very simple, classic (unintelligible) model.

Now fast forward ten years and we are running very, very hard and fast to make the booking experience look as much like the hotel booking experience as we can.

And to get through that transition, we’re sort of, you know, at the last mile of now fulfilling a promise we made to Wall Street last year, which is that by the end of 2016 we were going to make everything online bookable on our sites.

MR. QUINBY: So with booking online, online bookable, that’s not, however, instant booking and instant confirmation. So it’s — I’ve had this experience booking on Airbnb and elsewhere where you send a request and you put your credit card information in, but you don’t know if it’s going to be accepted. And you can’t make another request, right, until you know if it’s accepted or not.

So, there’s still some friction even in that process on Airbnb and on HomeAway, right?

MR. SHARPLES: Yeah, it’s a unique category and we’ve had to adapt to it. We — a lot of owners in the vacation rental space still care very much about who stays in their house. Some do a little bit of work, some do a lot of work. Sometimes they just want to do a quick check of the e-mail address on Google to see who the person is that’s renting their place.

So, we do now have instant book as an option on our sites. We’ve got professional managers using it now. It’s going to become available to individual owners, too.

One thing I would say is that many of those owners won’t adopt it. The booking process on HomeAway right now is going to look very much like you see on any OTA, and it will be confirmed and you’ll know, for example, that, you know, this individual accepts 98 percent of the bookings.

So I think you’ll generally feel pretty good about it, but a lot of owners still want 24 hours, you know, to say yes or no.

MR. QUINBY: But why?

MR. SHARPLES: You know what, we’re dealing with an industry that’s been around a very long time. And the way it’s worked in the past, and if you really, you know, try to compare where it’s come from and where it is today, you know, in the past people would have multiple conversations over a period of a couple weeks and they negotiate and they talk about whether there’s a crib in the property, do I need to bring towels for the beach.

And it’s now at a point where, you know, a ton of the volume on our sites is driven with a very quick booking button, maybe a little bit of conversation back and forth.

And so I think where it’s going to be by the end of this year — or the end of 2016 is such a dramatic departure from where it was, that I frankly don’t think there’s a whole lot of friction in the process. Not enough friction that’s going to keep people from renting houses, that’s for sure.

MR. QUINBY: How do you deal with — so you do have this two-sided marketplace and you have this dynamic where, okay, homeowners don’t want reviews but obviously consumers do. And homeowners don’t want online booking but obviously —

MR. SHARPLES: Yeah.

MR. QUINBY: — obviously travelers do. Homeowners may not want instant booking but, you know, I think, I think travelers do. I think these are areas where, for example, booking at Airbnb has maybe been, you know, a step ahead of HomeAway.

How do you balance that dynamic of that two-sided marketplace?

MR. SHARPLES: Yeah, we talk about it all the time inside of HomeAway, that we sort of operate with a slider bar. It’s just, one end we have owners and at the other end we have travelers. It’s true there are many things that are in the best interest of both of them, but there are many things that the two different groups view as diametrically opposed.

When we first started the business, I would say for the first five to six, even seven years, we had the slider bar set on the supplier side because we were trying to accumulate supply all over the word. We felt, you know, there was a period of time where it really was a supply game. But now as we move into the online booking world, we have to be very, very focused on the needs of the traveler. And I think the slider bar for us has now been set much more towards the traveler side. That does create some pain.

In fact, you know, some of the risks involved in the transition that we’re about to go through to move into this online bookable marketplace, you know, do involve customer satisfaction issues with suppliers. And teaming up with Expedia, among other things, helps to de-risk some of that because at the same time where suppliers might not exactly like, you know, the place we’re going with online booking, they’re also going to find that now all of a sudden our distribution has increased by a huge factor.

And again, what suppliers really want, as you very well know, they’re there to make money.

So if we can keep, you know, increasing their business with us every year, they’ll put up with that.

You know, in the end, what’s good for the traveler is good for the owner. If you don’t make the travelers happy, they’re going to go somewhere where else.

MR. QUINBY: Do you think that with Booking.com’s rapid growth and investment in this, in this sector, Darren has always — Darren Huston of Priceline Group has always said that everything has to be instantly bookable, instantly confirmable.

Do you think that — sounds like you wouldn’t agree with that, with that strategy. Do you think they can make some significant inroads into the individual owner market?

MR. SHARPLES: I think if you force instant bookability, you will lose a big chunk of the market that own properties that people really want to stay in.

So I would say we are going to be as aggressive a company as Booking.com in saying, sure, we’d love everything to be instantly bookable. And when we look at the reasons why people might not want to do that, you know, one by one we’re going to try to address those problems.

So, for example, if, you know, 20 percent of the people don’t do it because they’re worried about who might be staying in their house, we can probably provide information, tools, and services to overcome that. Or maybe we’re doing an instant check of somebody behind the scenes saying that’s verified by HomeAway, don’t worry about it, book it.

So we’re going to push just as hard. I just don’t believe that if you adopted that strategy wholesale today, you would — you would just cut out too many properties that people want to stay in.

MR. QUINBY: What about the future of merchandising for these — for all of these different types of accomodation? Does it make sense to have, in the case of Expedia and Marriott, Starwood, Joseph Hartmann, how do you, how do you think about merchandising? What’s that going to look like?

MR. SHARPLES: I think it remains to be seen.

I think what — I think one of the smart things Expedia has done is recognize that this is a unique marketplace and there is a big segment of the traveler population that is highly enamored with vacation rentals, love it and always will, and those people would prefer to go to a kind of vertical point solution type of site, like a HomeAway, where there’s not a lot of other noise, where they know they’re getting exactly the product they’re looking for.

And I’ll bet, years from now, no matter how well we’re integrated across the Expedia properties, that the majority of the business is still going to be driven through the point solution website.

That said, you know, we have, for example, ownership of BedandBreakfast.com which is the leading bed and breakfast site in the U.S. We have a very good integration with Expedia, and have for years in that business.

You know, about half of the online booking revenue that we do in that business comes from partners like Expedia and half comes from our point solution site.

So I think by covering both of the bases, they’re going to do a great job in owning a big chunk of the market share in this business.

AUDIENCE MEMBER: Brian, we’ve got a question.

AUDIENCE MEMBER: Thanks.

Brian, you talked about implementing a six percent traveler fee and obviously this is something we’ve seen work well on Airbnb. They have much smaller booking (unintelligible) than HomeAway. Still probably, even with HomeAway, it’s not that significant amount of money.

But what friction, if any, do you see in implementing that traveler fee over the coming years?

MR. SHARPLES: Well, I mean, we have, in our forecast for the business, tried to accommodate for some friction.

In general, we’ve been pretty fascinated watching both Trip Advisor and Airbnb charge fees that are in excess of six percent with very little friction.

In fact, when you go out and talk to owners on Airbnb and you ask them, you know, what they pay for the service, they say, we don’t pay anything for the service. You know, we pay three percent for the credit card fees. Well, wait a second. But they’re charging, you know, ten, 12 percent fees. Well, they’re not charging them to me. Well, it’s coming out of somewhere, right?

And so we found the same in the research with our (unintelligible) , that, you know, the owners are willing to put up with a fee. We’re marketing the fee to both owners and travelers as a benefit. The big benefit is that if we take in more revenue as a platform, we can turn around and do better marketing for owners, so we’re going to up our spend pretty dramatically on the parking front. And for travelers we’re going to put in place much stronger guarantees because a lot of people do very much worry about things like fraud or properties being misrepresented on the sites.

We have certain products that add insurance protection that people can buy, but we can get a lot more aggressive just trying to make the marketplace as safe as we, as we possibly can.

MR. QUINBY: Two big developments in the market over the past three to four years I think really spurred by Airbnb. One is this extraordinary growth of private accomodation, especially in urban markets, which has got a lot of hotels suddenly really looking closely at the impact there. Also this idea of renting out the primary home. So when I’m off traveling or here, I could be renting out, renting out my home.

So those turned out to be two pretty big trends with some momentum.

Did you — did HomeAway miss, miss those boats?

MR. SHARPLES: Well, you know, did we miss those boats.

Airbnb, as far as I know, hasn’t made a profit yet, so those are tough markets to make money in. The city markets tend to be a shorter stay, there’s obviously a ton of hotel product in those markets, so in order to compete you have to have fairly low prices.

And that’s really what got Airbnb off the ground was, you know, providing stays at very good prices for a category of traveler that, you know, that needed that type of economy.

But cities are also a very expensive place to drive travelers to. It’s the place where all the big OTAs compete for traffic.

Key words are very expensive. And so the ability to make a profit in those markets in the low end of the business is something that we question.

And I think as a public company we probably would have had to invest, you know, a billion dollars like they have in that business and lose money for a long period of time, but we’re in the business of making money.

Now, I do think on the question of are urban markets attractive, you know, there’s no doubt with the rise of Airbnb, we’ve looked very hard at our traffic, where it’s coming from, where it’s going to. We’ve also talked to Expedia about this quite a bit and both companies have a lot of demand for cities and we do think we have to find more product to sell to our customers in cities.

Whether we go the primary home route or not is a big question and something that we’re going to spend a lot of time I think discussing with Expedia.

Internally, we view staying in a house that somebody lives in as a fundamentally different experience than the HomeAway experience.

So 95 plus percent of our properties are second homes and they’re set up for rental. They’re set up like hotel rooms.

You know, they have fresh bars of soap and there’s nothing in the drawers. And it’s just a very different experience than walking into somebody’s place, their food is in the refrigerator, they’ve got things in the medicine cabinet, there’s clothes in the drawers.

I feel that if we get into that business, we’re probably going to have to delineate, you know, the products for travelers because our travelers don’t expect that at all.

So we’ve stayed out of that. I think as we move into cities, we will first look towards, you know, investment property owners who are making properties available for short-term rental as, you know, as professional rental properties. We think there’s enough — you know, you can, as a property owner right now, in most cities, make more money renting on a short-term basis than a long-term basis.

Well, think about all the people who own long-term rentals.

AUDIENCE MEMBER: Question from the floor.

MR. SHARPLES: Yes.

AUDIENCE MEMBER: Congratulations.

MR. SHARPLES: Thank you.

AUDIENCE MEMBER: There have been a lot of innovators doing both channel management for vacation rental properties as well as Meta search, presumably because those business models have been successful for years and hotel accommodations.

Do you think these businesses will be successful in vacation rentals or it’s not going to work because things are significantly different?

MR. SHARPLES: I think that, you know, probably one of the most interesting trends that we’ve seen in the last few years are these folks that are, that are starting to do channel management. There obviously are other channels besides just HomeAway and there are a number of companies that have sprung up and sort of stepped in between and said, look — I mean, 60 percent of our market of the supply is individual homeowners. And it’s a lot of work to manage a rental.

Our platforms generate continuous e-mails, continuous booking requests, continuous pricing requests. And one of the things we’re starting to do is reward those owners that respond quickly because we are competing now in this marketplace where people do want instant confirmation. So if there’s somebody who picks up the phone fast, who accepts a booking fast, you’re going to be higher up in the search and like any other platform, you’re going to make more money.

Well, these new companies are now stepping in, saying to owners, let me take care of that part of it for you.

The traditional property manager used to charge, you know, 30, 40 percent for a full suite of services. These companies charge maybe ten to 15 percent for, you know, optimizing your business on our platform, or on Airbnb’s platform or somebody else’s. And those businesses are very fast becoming some of our biggest customers, so I think that’s working really well.

I think Meta remains to be seen. I know the question was asked of Steve Hafner and he said, and I’m not sure the economics really support that business and I think I’d have to agree.

MR. QUINBY: What about some of those kind of intermediary sort of property managers or property management companies, are they — that you talked about, are they taking your privately owned homes or are they taking homes from your larger professional management —

MR. SHARPLES: They’re mostly, they’re mostly taking from private homes. They’re basically upgrading the experience for a private owner, making it easier.

We love these companies, by the way, because they improve the quality of the listings on our site. When one of these channel partners comes in, you know, they study our systems, they know the best places to advertise, they know that certain types of photos and certain kinds of headline images work better than others. And they, and they very much promote quality because they know quality leads to more bookings. They’re very responsive and quick.

So we love these companies, we partnered with them, we think they’re making our sites a lot better.

MR. QUINBY: Could there ever — there’s been talk about potentially, say Airbnb kind of moving into the hotel space. They’ve already made moves into your market, the vacation rental word, and there’s been speculation that independent hotels or even some chains begin listing on, on Airbnb.

So is there, you know, a future, just like if Joe’s home from HomeAway is on Expedia, there could be a hotel listed on HomeAway or broadly within that private accommodation marketplace?

MR. SHARPLES: Well, Booking.com does a fairly large multibillion dollar business in what they term the vacation rental market, and a lot of that are condo hotels. So, you know, the definition of a vacation rental is sort of a, you know, a multiunit property with a kitchen.

And there are a lot of hotel-like properties that have vacation rental inventory locked within them, and historically we have not played in that space.

Expedia has a lot of those relationships.

One of the things that we have yet to build, that’s going to become a priority, is a multiunit capability where we can take buildings that have that kind of inventory, and instead of, you know, putting a listing of all 300 different units on our site, you know, market types of units and be able to control availability and inventory.

So we’re going to do that relatively quickly because that’s going to be a major benefit I think of the, of the new partnership between the two companies.

MR. QUINBY: I want to talk a bit about the product itself, the guest experience. We’ve talked a lot about shopping and booking and finding the channels, but one of the things that we’ve seen, so those three out of four U.S. travelers who don’t rent a home, why they don’t rent is because of expectations around the stay. They want the conveniences of the hotel experience.

I get a sense that some steps that Airbnb is taking, for example, to introduce some of those conveniences into the Airbnb stay, a little bit of a sense from that, would you say that the partnership with Instacart —

MR. SHARPLES: Yeah.

MR. QUINBY: — is an indication of more to come?

What could the future guest experience look like? How can you remove some of those frictions around getting the, you know, getting the key, providing some type of concierge service —

MR. SHARPLES: We’re working hard on that one. I think you nailed it.

When people go on vacation, they want a vacation now and it turns out that vacation rentals are great for families because you don’t have to go out to breakfast every day and you can cook out on the back porch occasionally. But people still don’t want to work too hard when they’re on vacation, and so I think some of the barriers of people choosing that path are the fact that, you know, you can’t call up room service and have something delivered.

And so luckily today the shared economy is pumping up. You know, all kinds of companies that send in private chefs to your home or send massage therapists to your home or, you know, now you can order, you know, full meals that you just have to pop in and cook from sites like Blue Apron and Chef and others.

And so we’re working with all those guys. We’re starting to have a lot of discussions.

We have an app that we’ve built, as I think we talked about last year, that you now download with your stay and that app contains all the information about your stay; how to get in and out of the house, directions, who to call if something goes wrong. But it’s also — we’ve integrated in Uber, we’ve integrated in Instacart, we’ve integrated in, you know, babysitting services, and we’re just going to keep expanding that and do whatever we can to make the, you know, the stay more pleasurable.

MR. QUINBY: But you said five years ago you had a hard time just getting your owners to check their e-mails, so now they’re opening up apps and managing their guest experience in their home.

What kind of adoption or what kind of battle is that to get them to —

MR. SHARPLES: It’s been okay. I think the owners really like this new tool. They’ve adopted it fairly quickly, in part because we prepopulate it with a lot of information and we give them the option to either go deep with it or go light with it.

So, for example, as an owner you can put in all the restaurants that you think, you know, would be a great place for your guests to stay. If you don’t do that, we pull in those recommendations from sites like Gogobot and we populate it into the app.

So, we’ve kind of accommodated for the fact some people do it heavy, some people do it light. But in the end it’s like any of these businesses. People want to get great reviews.

And we also find that when travelers use this app, the reviews actually are higher. So we’re marketing that pretty significantly to our customer base.

MR. QUINBY: Ladies and gentleman, Mr. Brian Sharples.

(Applause)

(Conclusion of interview. Time noted 3:35 p.m.)

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